Schedule 1

Transactions in ADSs Since 8 May 2025

Date	Nature of the Transaction	Reporting Person	Amount of Securities Purchased/Sold	Price
05/13/25	Purchase	Richard Griffiths	94,234	$ 4.01
05/14/25	Purchase	Richard Griffiths	55,766	$ 4.07
05/18/25	Purchase	Richard Griffiths	37,023	$ 4.35
05/19/25	Purchase	Richard Griffiths	26,000	$ 4.87
05/20/25	Purchase	Richard Griffiths	16,000	$ 4.99
05/22/25	Purchase	Richard Griffiths	19,174	$ 5.04
05/23/25	Purchase	Richard Griffiths	17,187	$ 4.92
05/26/25	Purchase	Richard Griffiths	26,669	$ 4.91
05/27/25	Purchase	Richard Griffiths	50,000	$ 5.13
05/28/25	Purchase	Richard Griffiths	9,169	$ 5.11
06/12/25	Purchase	Richard Griffiths	39,305	$ 5.15
06/17/25	Purchase	Richard Griffiths	31,399	$ 5.29
06/18/25	Purchase	Richard Griffiths	39,049	$ 5.69
06/22/25	Purchase	Richard Griffiths	20,977	$ 5.84
06/23/25	Purchase	Richard Griffiths	35,005	$ 5.88
06/24/25	Purchase	Richard Griffiths	26,624	$ 6.12